                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)(1)

                              Think New Ideas, Inc.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                    Common Stock, $.0001 Par Value Per Share
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   884094 10 3
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 1999
-------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      / /    Rule 13d - 1(b)
                      /X/    Rule 13d - 1(c)
                      / /    Rule 13d - 1(d)

----------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------------------------------------------------------------
CUSIP NO. 884094 10 3                 13G                    PAGE 2 OF 7 PAGES
------------------------------------------------------------------------------

------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Capital Ventures International
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)     / /

                                                                    (b)     / /

-------------------------------------------------------------------------------
3            SEC USE ONLY

-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

NUMBER OF
SHARES                   0
      -------------------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
OWNED BY
EACH                     0**
      -------------------------------------------------------------------------
REPORTING           7    SOLE DISPOSITIVE POWER
PERSON
WITH                     0
     --------------------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         0**
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         0
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       /_/

-------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.0%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                         CO
-------------------------------------------------------------------------------
** Heights Capital Management, Inc. is the investment advisor to Capital Ventures International and, as such, may exercise voting and dispositive power over these shares.

------------------------------------------------------------------------------
CUSIP NO. 884094 10 3                       13G              PAGE 3 OF 7 PAGES
------------------------------------------------------------------------------



------------------------------------------------------------------------------
1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Heights Capital Management, Inc.
------------------------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)      / /

                                                                  (b)      / /
------------------------------------------------------------------------------
3                 SEC USE ONLY

------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delware
------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
NUMBER OF
SHARES                 0
      ------------------------------------------------------------------------
BENEFICIALLY      6    SHARED VOTING POWER
OWNED BY
EACH                   0**

------------------------------------------------------------------------------
REPORTING         7    SOLE DISPOSITIVE POWER
PERSON
WITH                   0
------------------------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0**
------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       0
------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       / /

------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       0.0%
-------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

                       CO
-------------------------------------------------------------------------------
** Heights Capital Management, Inc. is the investment advisor to Capital Ventures International and, as such, may exercise voting and dispositive power over these shares.

-------------------------------------------------------------------------------
CUSIP NO. 884094 10 3                       13G              PAGE 4 OF 7 PAGES
-------------------------------------------------------------------------------
ITEM 1(a).  NAME OF ISSUER:

            Think New Ideas, Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            45 West 36th Street, 12th Floor, New York, New York 10018

ITEM 2(a).  NAME OF PERSON FILING:

            (1)    Capital Ventures International (a "Reporting Person")
            (2)    Heights Capital Management, Inc. (a "Reporting Person")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            (1)    One Capitol Place, P.O. Box 1787 GT, Grand Cayman Islands,
                   B.W.I.
            (2)    425 California Street, San Francisco, California 94104

ITEM 2(c).  CITIZENSHIP:

            (1)    Cayman Islands
            (2)    Delaware

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.0001 par value per share, of the Company ("Common Stock").

ITEM 2(e).  CUSIP NUMBER:

            884094 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2 (b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) / / Broker or dealer registered under Section 15 of the Exchange Act;
            (b) / /  Bank as defined in Section 3(a)(6) of the Exchange Act;
            (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act;
            (d) / / Investment company registered under Section 8 of the Investment Company Act;
            (e) / /  An investment adviser in accordance with Rule 13-d(b)(1)
                     (ii)(E);
            (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
            (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this
             box.   /X/

ITEM 4.     OWNERSHIP.

-------------------------------------------------------------------------------
CUSIP NO. 884094 10 3                       13G              PAGE 5 OF 7 PAGES
-------------------------------------------------------------------------------



            (1)      Capital Ventures International

            (a)      Amount beneficially owned:

                     0

            (b)      Percent of Class:

                     0.0%

            (c)      Number of shares to which such person has:

                     (i)    Sole power to vote or direct the vote:

                            0

                     (ii)   Shared power to vote or direct the vote:

                            0

                     (iii)  Sole power to dispose or to direct the
                            disposition of:

                            0

                     (iv) Shared power to dispose of or direct the disposition of:

                            0

                     (2)    Heights Capital Management, Inc.

                     (a)    Amount beneficially owned:

                            0

                     (b)    Percent of Class.

                            0.0%

                     (c)    Number of shares to which such person has:

                           (i)     Sole power to vote or direct the vote.

                                   0

                           (ii)    Shared power to vote or direct the vote:

-------------------------------------------------------------------------------
CUSIP NO. 884094 10 3                       13G              PAGE 6 OF 7 PAGES
-------------------------------------------------------------------------------

                           (iii) Sole power to dispose or to direct the
                                 disposition of.

                                 0

                           (iv) Shared power to dispose of or direct the disposition of:

                                 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

            Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF A GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 Date:   FEBRUARY 10, 2000
                                                 --------------------------

                                                 CAPITAL VENTURES INTERNATIONAL

                                                 By: Heights Capital
                                                     Management, Inc.,
                                                     pursuant to a Limited
                                                     Power of Attorney, a
                                                     copy of which was
                                                     filed as Exhibit A to
                                                     the original Schedule
                                                     13G and which is
                                                     hereby incorporated by
                                                     reference.


                                                  By: /S/ MICHAEL SPOLAN
                                                      --------------------------
                                                      Michael Spolan, General
                                                      Counsel and Secretary


                                                  HEIGHTS CAPITAL MANAGEMENT,
                                                  INC.

                                                  By: /S/ MICHAEL SPOLAN
                                                      --------------------------
                                                      Michael Spolan, General
                                                      Counsel and Secretary

                             EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION
-----------                         ------------

A Joint Filing Agreement, dated March 15, 1999, pursuant to Rule 13d-1(k) between Capital Ventures International and Heights Capital Management, Inc.